Exhibit 10.6
LIMITED LIABILITY COMPANY AGREEMENT
OF
LEAF FUNDS JOINT VENTURE 2, LLC

Exhibit 10.6
LIMITED LIABILITY COMPANY AGREEMENT
OF
LEAF FUNDS JOINT VENTURE 2, LLC
          THIS LIMITED LIABILITY COMPANY AGREEMENT OF LEAF FUNDS JOINT VENTURE 2, LLC dated as of this 1st day of March, 2009 (this “Agreement”), is made by and among those persons listed on Exhibit A attached hereto, as amended from time to time after the date hereof (each, a “Member” and together, the “Members”). The Members, intending to be legally bound, hereby set forth the terms of their agreement as to the affairs of LEAF Funds Joint Venture 2, LLC (the “Company”) and the conduct of the Company’s business, as follows:
ARTICLE 1
FORMATION, PURPOSE AND DEFINITIONS
          1.1 Establishment of Limited Liability Company. The Members hereby confirm that the Company has been established as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as heretofore or hereafter amended (the “Act”).
          1.2 Name. The name of the Company is LEAF Funds Joint Venture 2, LLC. The Company’s business may be conducted under any other name or names, as determined by the Members.
          1.3 Registered Office of the Company. The registered office of the Company shall be the location set forth in the Company’s Certificate of Formation filed with the Office of the Secretary of State of the State of Delaware. The Members may, from time to time, change such registered agent and registered office, by appropriate filings as required by law.
          1.4 Purpose. The Company’s purpose shall be to engage in all lawful businesses for which limited liability companies may be organized under the Act. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.
          1.5 Duration. Unless the Company shall be earlier terminated in accordance with Article 6, it shall continue in existence in perpetuity.
          1.6 Other Activities of Members. The Members may engage in or possess an interest in other business ventures of any nature, whether or not similar to or competitive with the activities of the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Member or to the income or proceeds derived from such investments or activities. A Member shall incur no liability to the Company as a result of engaging in any other business or venture.

ARTICLE 2
CAPITAL CONTRIBUTIONS
          2.1 Capital Contributions. The Members shall make the initial capital contribution as set forth opposite their name on Exhibit A attached hereto. The Members may, but shall not be required to, make additional capital contributions to the Company.
          2.2 Limitation of Liability of Members. The Members shall not have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond a Member’s capital contribution, except as may be expressly required by this Agreement or applicable law.
          2.3 Loans. If a Member makes any loans to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of such Member. Interest shall accrue on any such loan at an annual rate agreed to by the Company and such Member (but not in excess of the maximum rate allowable under applicable usury laws).
ARTICLE 3
MEMBERSHIP INTERESTS
          3.1 Percentage Interest. “Percentage Interest” means a Member’s membership interest in the Company expressed as a percentage. The Percentage Interests of each Member are as set forth on Exhibit A. The Percentage Interests of the Members shall be adjusted from time to time as necessary to reflect transfers of Interests or additional capital contributions to the Company.
          3.2 Transfers. A Member may transfer all or any portion of its membership interest in the Company at any time or from time to time, to the extent and in the manner provided by applicable law.
ARTICLE 4
CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS
          4.1 Capital Accounts. A single capital account (each, a “Capital Account”) shall be established, determined and maintained for each Member in accordance with the “alternate test for economic effect” set forth in regulation §1.704-l(b)(2) of the Internal Revenue Code, as amended (the “Code”), which provides, in part, that a Member’s Capital Account shall be:
               (a) increased by (i) the amount of money contributed by the Member to the Company, (ii) the fair market value of any property contributed by the Member to the

Company (net of liabilities secured by such contributed property), and (iii) allocations to the Member of Company income and gain (or items thereof), including income and gain exempt from tax; and
               (b) decreased by (i) the amount of money distributed to the Member by the Company, (ii) the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property), (iii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly capitalized for federal income tax purposes, and (iv) allocations to the Member of Company loss and deduction (or items thereof).
          4.2 Transferred Capital Accounts; Adjustments. Upon the transfer of all or any part of a Member’s Percentage Interest in the Company, the Capital Account of the transferor Member that is attributable to the transferred interest shall carry over to the transferee Member, unless such transfer causes a termination of the Company for federal income tax purposes, in which case the Capital Account that carries over to the transferee Member shall be adjusted in accordance with Regulation §1.704-l(b)(2)(iv)(e) of the Code.
          4.3 Distributions. The Company shall make distributions of cash or other assets to the Members in accordance with their Percentage Interests. All available cash flow shall be distributed no less frequently than monthly.
          4.4 Allocations. The Company shall allocate all items of income, gain, loss, deductions or credit of the Company to the Members in accordance with each Member’s Percentage Interests at the time said items are properly accrued.
ARTICLE 5
MANAGEMENT OF THE COMPANY
          5.1 Management by the Members. The Company shall be managed by one Member, who shall be its agent for the transaction of its business (the “Managing Member”). To the extent that this Agreement authorizes the Members to act on behalf of the Company, the actions of the Managing Member shall be deemed to be the actions of the Members. The Managing Member shall be the Member with the most Percentage Interests. The Managing Member is designated as the tax matters member under § 6231(a)(7) of the Code or under comparable provisions of state or local tax laws and shall have the duties and authority of a tax matters member as specified in the Code or under comparable provisions of state or local tax laws. Notwithstanding the foregoing, the Managing Member may not take any action that would be both (i) beneficial to one Member and (ii) materially adverse to another Member unless the Member who will be adversely affected by such action consents thereto.
          5.2 Meetings. If there is ever more than one member of the Company, meetings of the members may be called by any Member, or a combination of Members; however, no meetings of the Members need be held.

          5.3 Action by Written Consent. Any action by the Members may be taken in the form of a written consent rather than at a Members’ meeting.
          5.4 Officers.
               (a) Designation and Appointment. The Members may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business, including employees, agents and other persons who may be designated as officers of the Company, with titles including but not limited to “chief executive officer,” “chairman,” “president,” “executive vice president,” “senior vice president,” “vice president,” “treasurer,” “secretary,” “chief financial officer” and “chief operating officer,” as and to the extent authorized by the Members. Any number of offices may be held by the same person. In its discretion, the Members may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Members may, from time to time, delegate to them. The Members may assign titles to particular officers. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided.
               (b) Resignation/Removal. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Members. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such at any time with or without cause by the Members. Designation of an officer shall not of itself create any contractual or employment rights.
               (c) Duties of Officers Generally. The officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.
               (d) Initial Officers. The initial officers of the Company are Crit DeMent, Chief Executive Officer; Miles Herman, President and Chief Operating Officer; David English, Executive Vice President and Secretary; and Robert Moskovitz, Chief Financial Officer and Treasurer.
ARTICLE 6
DISSOLUTION AND LIQUIDATION
          6.1 Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following:
               (a) the written consent of the Members; or

               (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
The Company shall not be dissolved for any other reason, including, without limitation, a Member becoming bankrupt or executing an assignment for the benefit of creditors.
          6.2 Liquidation. Upon dissolution of the Company in accordance with Section 6.1, the Company shall be wound up and liquidated by the Members or by a liquidating manager selected by the Members. The proceeds of such liquidation shall be applied and distributed in the following order of priority:
               (a) to creditors, including a Member if it is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to such Member under the Act; and then
               (b) to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then
               (c) to the Members in accordance with their Percentage Interests, which liquidating distributions may be made to the Members in cash or in kind, or partly in cash and partly in kind.
          6.3 Certificate of Cancellation. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Members shall on behalf of the Company prepare and file a certificate of cancellation with the Department of State of the State of Delaware, as required by Section 18-203 of the Act. When such certificate is filed, the Company’s existence shall cease.
ARTICLE 7
ACCOUNTING AND FISCAL MATTERS
          7.1 Fiscal Year. The fiscal year of the Company shall begin on January 1 and end on December 31 unless otherwise determined by the Members or required by the requirements of the Code.
          7.2 Method of Accounting. The Members shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

          7.3 Financial Books and Records. All books of account shall, at all times, be maintained in the principal office of the Company or at such other location as specified by the Members.
ARTICLE 8
RIGHTS AND OBLIGATIONS OF
MEMBERS; EXCULPATION AND INDEMNIFICATION
          8.1 No Liability of Members. The Members shall not have any duty to the Company except as expressly set forth herein, in other written agreements or as otherwise required by applicable law.
          8.2 Liability of Officers; Limits. No officer of the Company shall be liable to the Company or to the Members for any loss or damage sustained by the Company or to a Member, unless the loss or damage shall have been the result of:
               (a) gross negligence, fraud or intentional misconduct, bad faith or knowing violation of law by the officer in question;
               (b) a breach of the duty of loyalty of such officer to the Company or a Member;
               (c) a transaction from which the officer derived an improper personal benefit; or
               (d) breach of such person’s duties pursuant to Section 5.4(c);
(the conduct described in each of the foregoing clauses (a) through (d), inclusive, being hereinafter referred to as “Improper Conduct”). In performing his or her duties, each such person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to a Member might properly be paid) of the following other persons or groups: one or more officers or employees of the Company; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or any other person who has been selected with reasonable care by or on behalf of the Company, in each case as to matters which such relying person reasonably believes to be within such other person’s competence.
          8.3 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or officer of the Company. A Member shall not be required to lend any funds to the Company.
          8.4 Right to Indemnification. Subject to the limitations and conditions as provided in this Article 8, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a person of which he is the legal representative, is or was a Member or officer shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such person in connection with such Proceeding, appeal, inquiry or investigation, and indemnification under this Article 8 shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Article 8 shall be deemed contract rights, and no amendment, modification or repeal of this Article 8 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article 8 could involve indemnification for negligence or under theories of strict liability. Notwithstanding the foregoing, no such indemnity shall extend to any officer to the extent that any Proceeding or such judgment, penalty, fine, settlement or expense results from Improper Conduct on the part of such officer.
          8.5 Advance Payment. The right to indemnification conferred in this Article 8 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a person of the type entitled to be indemnified under this Section 8.5 who was, is or is threatened to be, made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article 8 and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article 8 or otherwise.
          8.6 Indemnification of Employees and Agents. The Company, upon the direction of the Members, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 8.4 and 8.5. Notwithstanding the foregoing, no such indemnity shall extend to any employee or agent to the extent that any Proceeding or judgment, penalty, fine, settlement or expenses result from Improper Conduct on the part of such employee or agent.
          8.7 Appearance as a Witness. Notwithstanding any other provision of this Article 8, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by any Member, officer or agent in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
          8.8 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 8 shall not be exclusive of any other right that a Member, officer or other person indemnified pursuant to this Article 8 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.
          8.9 Insurance. The Company may purchase and maintain (if and to the extent feasible, as determined by the Members) insurance, at its expense, to protect itself and any Member, officer or agent of the Company who is or was serving at the request of the Company as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Article 8.
          8.10 Savings Clause. If this Article 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each person indemnified pursuant to this Article 8 as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article 8 that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE 9
MISCELLANEOUS
          9.1 Costs or Expenses Incurred by the Company. From time to time as the Members shall agree, the Members shall pay certain costs or expenses incurred by the Company in accordance with their respective Percentage Interests at the time such cost or expense was incurred by the Company. Such costs or expenses may include, but are not limited to, any asset management fees, administration fees, or general and administration fees. The obligations to pay the foregoing costs and expenses shall be several, and not joint, and shall be due irrespective of whether the Company reimburses such Member for such costs or expenses. For the avoidance of doubt, the Members each agree that it shall make payments directly to the entity to whom such costs and expenses are owed.

          9.2 Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members and, subject to Article 5, its successors and assigns.
          9.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to conflict of laws principles.
          9.4 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
          9.5 Gender. As used in this Agreement, the masculine gender shall include the feminine and the neuter, and vice versa and the singular shall include the plural.
          9.6 Headings. The Section headings used herein are for reference and convenience only and shall not be used for purposes of interpretation.
[SIGNATURES CONTAINED ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the Members, intending to be legally bound, have signed this instrument on and as of the date first set forth above.

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

By: LEAF Asset Management, LLC, its general partner

By:	/s/ Robert K. Moskovitz

Name:	Robert K. Moskovitz
Title:	Chief Financial Officer

LEAF EQUIPMENT FINANCE FUND 4, L.P.

By: LEAF Asset Management, LLC, its general partner

By:	/s/ Miles Herman

Name:	Miles Herman
Title:	President and Chief Operating Officer

EXHIBIT A

		INITIAL CAPITAL
NAME OF MEMBER	PERCENTAGE INTEREST	CONTRIBUTION
LEAF Equipment Leasing Income Fund III, L.P.	2%	$200,000.00

LEAF Equipment Finance Fund 4, L.P.	98%	$9,800,000.00

TOTAL	100%	$10,000,000.00